NEWS RELEASE
                                           FOR RELEASE: IMMEDIATELY
                                           Contact: George S. Rapp

                                           215-564-3336

EXECUFIRST BANCORP, INC. AND REPUBLIC BANCORPORATION, INC.
CONSUMMATE MERGER

     Philadelphia, PA, June 10, 1996 -- ExecuFirst Bancorp, Inc. (NASDAQ), a Pennsylvania bank holding company with its principal office at 1513 Walnut Street, Philadelphia, PA, and Republic Bancorporation, Inc., a Pennsylvania bank holding company with its principal office at 1515 Market Street, Philadelphia, PA, announced today the consummation of the merger of the two companies and their respective operating subsidiaries, First Executive Bank and Republic Bank. The merged holding company will be known as First Republic Bancorp, Inc., and its Bank subsidiary will be operated as First Republic Bank. The holding company stock will trade on NASDAQ under its new symbol FRBK.

     First Republic Bank will operate branches at 1513 Walnut Street, Philadelphia, PA; 1515 Market Street, Philadelphia; One Graduate Plaza, Philadelphia; and 233 Lancaster Avenue, Ardmore, PA. In addition, First Republic has received the approval of the Pennsylvania Department of Banking and the Federal Reserve Bank of Philadelphia to open an additional branch located on City Line Avenue on the campus of Philadelphia College of Osteopathic Medicine.

     First Republic Bancorp, Inc. will be headquartered in the City of Philadelphia, with assets of approximately $260 million.

     First Republic Bank is a state-chartered commercial bank and a member of the Federal Reserve System.